10f-3 Transactions Summary
Evergreen Compliance Department
has on file a checklist
signed by the portfolio manager
and a compliance manager
stating that the transaction
fully complies with the conditions
of Rule 10f-3 of the Investment Company
Act of 1940.

Fund:
Pennsylvania Muni Bond Fund
Security:
Philadelphia School district
Advisor:
EIMCO
Transaction Date:
3/10/2010
Cost:
$3,000,000
Offering Purchase:
0.8446%
Broker:
Merrill Lynch
Underwriting Syndicate Members:
Wells Fargo
Citi
JP Morgan


Fund
Pennsylvania Municipal Bond
Security
Geisinger Authority
Advisor
EIMCO
Transaction Date
5/19/2009
Cost
$2,977,560
Offering Purchase
2.60%
Broker
JP Morgan
Underwriting Syndicate Members
J.P. Morgan
Merrill Lynch & Co
Wachovia Bank, N.A.